EXHIBIT 4


                             HELMERICH & PAYNE, INC.

                                 --------------

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     This AMENDMENT NO.1, dated as of December 8, 2005 (this "Amendment"), to the Rights Agreement, dated as of January 8, 1996 (the "Rights Agreement"), is entered into between Helmerich & Payne, Inc., a Delaware corporation (the "Company"), and UMB Bank, N.A. (as successor rights agent to Liberty Bank and Trust Company of Oklahoma City, N.A.) (the "Rights Agent"). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Rights Agreement.

          WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights;

          WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement;

          WHEREAS, the Board of Directors of the Company has authorized and adopted this Amendment at a meeting of directors duly called and held;

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

     Section 1.    Amendment of "Certain Definitions" Section.
                   ------------------------------------------

     Section 1(c)(iii) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

                  "(iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subparagraph (ii) of this paragraph (c)) or disposing of any voting securities of the Company; provided, however, that nothing in this paragraph (c) shall cause a person engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "beneficially own," any securities acquired through such person's participation in good faith in a firm commitment underwriting until the expiration of forty (40) days after the date of such acquisition."

     Section 2.     Amendment of "Issuance of Rights Certificates" Section.
                    ------------------------------------------------------
Section 3(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

                  "(a) Until the earlier of (i) the close of business on the tenth Business Day after the Stock Acquisition Date (or, if the tenth Business Day after the Stock Acquisition Date occurs before the Record Date, the close of business on the Record Date), or (ii) the close of business on the tenth Business Day (or such later date as the Board shall determine) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding (the earlier of (i) and (ii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph
         (b) of this Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company); provided, however, that if a tender or exchange offer is terminated prior to the occurrence of a Distribution Date, then no Distribution Date shall occur as a result of such tender or exchange offer. As soon as practicable after the Distribution Date, the Rights Agent will send by first-class, insured, postage prepaid mail, to each record holder of the Common Stock as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more right certificates, in substantially the form of Exhibit B hereto (the "Rights Certificates"), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(p) hereof, at the time of distribution of the Right Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates."

         Section 3.     Amendment of "Exercise of Rights; Purchase Price;
                        -------------------------------------------------
                        Expiration Date of Rights" Section.
                        ----------------------------------

         Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

                  "(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandth of a share (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of
         (i) the close of business on January 31, 2016, or such later date as may be established by the Board of Directors prior to the expiration of the Rights (such date, as it may be extended by the Board of Directors prior to the expiration of the Rights, the "Final Expiration Date"),
         (ii) the time at which the Rights are redeemed as provided in Section 23 hereof or (iii) the time at which such Rights are exchanged pursuant to Section 24 hereof (the earliest of (i), (ii) and (iii) being herein referred to as the "Expiration Date")."

         Section 7(b) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

                  "(b) The Purchase Price for each one one-thousandth of a share of Preferred Stock pursuant to the exercise of a Right shall be $250, and shall be subject to adjustment from time to time as provided in Sections 11 and 13(a) hereof and shall be payable in accordance with paragraph (c) below."

         Section 4.     Amendment of "Notices" Section.  The address of the
                        -----------------------------
Rights Agent set forth in Section 26 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

                  "UMB Bank, N.A.
                  2401 Grand Blvd.
                  Kansas City, MO  64108
                  Attention:  Corporate Trust Department"

         Section 5.     Amendment of "Supplements and Amendments" Section.
                        -------------------------------------------------
Section 27 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

                  "Section 27. Supplements and Amendments. Prior to the
                               --------------------------
         Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing shares of Common Stock. From and after the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder (including the redemption period prior to the Rights becoming non-redeemable) or (iv) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); provided, from and after the Distribution Date, this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock."

         Section 6.     Agreement as Amended. The term "Agreement" as used in
                        --------------------
the Rights Agreement shall be deemed to refer to the Agreement as amended hereby. The effects of the amendments contained herein shall be as if the Rights Agreement was so amended and restated as of the initial date of the Rights Agreement (January 8, 1996). This Amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

         Section 7.     Counterparts. This Amendment may be executed in any
                        ------------
number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         Section 8.    Governing Law. This Amendment shall be deemed to be a
                       -------------
contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and to be performed entirely within such State.

         Section 9.    Severability. If any term or provision of this Amendment
                       ------------
 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


                  [remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


Attest:                                        HELMERICH & PAYNE, INC.

By: /s/  Judy E. Kidd                          By: /s/  Steven R. Mackey
    ---------------------------------          ---------------------------------
    Name:  Judy E. Kidd                        Name: Steven R. Mackey
    Title: Ass't Corporate Secretary           Title: Vice President, Secretary
                                                         and General Counsel

Attest:                                        UMB BANK, N.A., as Rights Agent

By: /s/  Lara L. Stevens                       By: /s/  K. Scott Matthews
    ---------------------------------              ----------------------------
    Name:  Lara L. Stevens                         Name:  K. Scott Matthews
    Title: Ass't Secretary                         Title: Vice President